Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference, in this Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form S-1 (File No. 333-200302) of Metalico, Inc., of our report dated April 15, 2015, relating to our audits of the consolidated financial statements as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, which appears in the Annual Report on Form 10-K of Metalico, Inc. for the year ended December 31, 2014 and includes an explanatory paragraph relating to the ability of Metalico, Inc. to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ CohnReznick LLP

Roseland, New Jersey

April 23, 2014